BY-LAWS OF
                          Impulse Communications, Inc.
                                    ARTICLE I
                                  Stockholders
Section 1. Annual Meeting.

     The annual meeting of stockholders shall be held on the first Tuesday in June in each year (or if that be a legal holiday in the place where the meeting is to be held, on the next succeeding full business day) at the hour fixed by the Directors or the President and stated in the notice of the meeting. The purposes for which the annual meeting is to be held, in addition to those prescribed by law, by the Articles of Incorporation, or by these By-Laws, may be specified by the Directors or the President. If no annual meeting is held in accordance with the foregoing provisions, a special meeting may be held in lieu thereof, and any action taken at such meeting shall have the same force and effect as if taken at the annual meeting.

Section 2. Special Meetings.

     Special meetings of the stockholders may be called by the President or by the Directors, and shall be called by the Clerk, or in case of the death, absence, incapacity or refusal of the Clerk, by any other officer, upon written application of one or more stockholders who are entitled to vote at the meeting and who hold at least one-tenth part in interest of the capital stock entitled to vote at the meeting, stating the time, place and purposes of the meeting, No call of a special meeting of the stockholders shall be required if such notice of the meeting shall have been waived in writing (including a telegram) by every stockholder entitled to notice thereof, or by his attorney thereunto authorized.

Section 3. Place of Meetings.

     All meetings of the stockholders shall be held at the principal office of the corporation or elsewhere within the United States is designated by the President, or by a majority of the Directors. Any adjourned session of any meeting of the stockholders shall be held at such place within said state, or, if permitted by the Articles of Incorporation, elsewhere within the United States as is designated in the vote of adjournment.

Section 4. Notice of Meetings.

     A written notice of the place, date and hour of all meetings of stockholders stating the purposes of the meeting shall be given at least seven
(7) days before the meeting to each stock- holder entitled to vote thereat and to each stockholder who is otherwise entitled by law, the Articles of Incorporation, or by these By-Laws to such notice, by leaving such notice with him or at his residence or usual place of business, or by mailing it, postage prepaid, and addressed to such stockholder at his address as it appears in the records of the corporation. Such notice shall be given by the Clerk, or in case of the death, absence, incapacity or refusal of the Clerk by any other officer or by a person designated either by the Clerk, by the person or persons calling the meeting or by the Board of Directors. Whenever notice of a meeting is required to be given a stockholder under any provision of law, or the Articles of Incorporation, or of these By-Laws, a written waiver thereof, executed before or after the meeting by such stockholder or his attorney there unto authorized, and filed with the records of the meeting, shall be deemed equivalent to such notice.

Section 5. Quorum.

     At any meeting of the stockholders, a quorum for the transaction of business shall consist of a majority in interest of all stock issued and outstanding and entitled to vote at the meeting; except that if two or more classes or series of stock are entitled to vote on any matter as separate classes or series, then in the case of each such class or series a quorum for that matter shall consist 0(pound) a majority in interest of all stock of that class or series issued and outstanding; and except when a larger quorum is requited by law, by the Articles of Incorporation or by these By-Laws. Stock owned directly or indirectly by the corporation, if any, shall not be deemed outstanding for this purpose. Any meeting may be adjourned from time to time by a majority of the votes properly cast upon the question, whether or not a quorum is present, and the meeting may be held as adjourned without f1.U'ther notice.

Section 6. Voting.

     Each stockholder shall have one vote for each share of stock entitled to vote held by him of record according to the records of the corporation and a proportionate vote for a fractional share, unless otherwise provided by the Articles of Incorporation. The corporation shall not, directly or indirectly, vote any share of its own stock.

Section 7. Action by Consent

     Any action required or permitted to be taken at any meeting of the stockholders may be taken without a meeting if all stockholders entitled to vote on the matter consent to the action in writing and the written consents are filed with the records of the meetings of stockholders. Such consents shall be treated for all purposes as a vote at a meeting.

Section 8. Proxies.

     Stockholders entitled to vote may vote either in person or by written proxy dated not more than six months before the meeting named therein, which proxies shall be filled with the clerk or other person responsible to record the proceedings of the meeting before being voted. Unless otherwise specifically limited by their terms, such proxies shall entitle the holders thereof to vote at any adjournment of such meeting but shall not be valid after the final adjournment of such meeting. A proxy with respect to stock held in the name of two or more persons shall be valid if executed by anyone of them unless at or prior to exercise of the proxy the corporation receives a specific Mitten notice to the contrary from anyone of them. A proxy purporting to be executed by or on behalf of a stockholder shall be deemed valid unless challenged at or prior to its exercise and the burden of proving invalidity shall rest on the cha1lenger.

Section 9. Action at Meeting.

     When a quorum is present, the action of the stockholders on any matter properly brought before such meeting shall be decided by the holders of a majority of the stock present or represented and entitled to vote and voting on such matter, except where a different vote is required by law, the Articles of Incorporation or these By-Laws. Any election by stockholders shall be determined by a plurality of the votes cast by the stockholders entitled to vote at the election. No ballot shall be required for such election unless requested by a stockholder present or represented at the meeting and entitled to vote in the election.